Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256450

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated June 3, 2021)

22,643,678 Subordinate Voting Shares

Lowell Farms Inc.

This prospectus supplement (this “Supplement No. 3”) is part of the prospectus of Lowell Farms Inc. (the “Company”), dated June 3, 2021, as supplemented by Prospectus Supplement No. 1, dated September 3, 2021, and Prospectus Supplement No. 2, dated December 17, 2021 (the “Prospectus”). This Supplement No. 3 supplements, modifies, or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 3. Except to the extent that the information in this Supplement No. 3 modifies or supersedes the information contained in the Prospectus, this Supplement No. 3 should be read, and will be delivered, with the Prospectus. This Supplement No. 3 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 3 is to update and supplement the information in the “Selling Securityholders” section of the Prospectus with the information contained herein.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December __, 2021.

SELLING SECURITYHOLDERS

The following information is being provided to update the table in the “Selling Securityholders” section of the Prospectus. Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus (i.e. The Hacienda Company, LLC), the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this Prospectus.

The following table sets forth, as of the date of this Supplement No. 3:

●
the names of the Selling Securityholders for whom we are registering shares for resale to the public,

●
the number and percentage of shares that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this Prospectus,

●
the number of shares that may be offered for resale for the account of the Selling Securityholders pursuant to this Prospectus, and

●
the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares are sold by the Selling Securityholders).

Our registration of the shares does not necessarily mean that the Selling Securityholders will sell all or any of such shares. A Selling Securityholder may sell all, some, or none of such securities in this offering. This table is prepared solely based on information supplied to us by the listed Selling Securityholders.

Selling Securityholder	Number of Subordinate Voting Shares Owned Prior to Offering	Percentage of Subordinate Voting Shares Owned Prior to Offering(1)	Number of Subordinate Voting Shares Offered for Sale	Number of Shares of Subordinate Voting Shares Owned Assuming Sale of All Shares Offered	Percentage of Subordinate Voting Shares Owned Assuming Sale of All Shares Offered(1)
Moorland Lowell, LLC	4,924,923	5.0%	4,924,923	-	-
Beehouse Lowell B, LLC	3,199,992	3.2%	3,199,992	-	-
Beehouse Lowell, LLC	2,998,733	3.0%	2,998,733	-	-
The Hacienda Company, LLC	11,520,030	11.6%	11,520,030	-	-

(1) Based on the 99,408,010 shares of Subordinate Voting Shares outstanding as of November 15, 2021.

Acquisition of Resale Securities

22,643,678 Subordinate Voting Shares of Lowell Farms Inc. will be offered for resale by the Selling Securityholders. Hacienda acquired the 22,643,678 Subordinate Voting Shares as part of the consideration for Lowell Acquisition. Hacienda made certain distributions of its Subordinate Voting Shares to the Selling Securityholders.